QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 11.1

META Group, Inc.
EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q
Computation of Net Income Per Common Share

	For the three months ended March 31,
	2001	2000
Income (loss) before cumulative effect of change in accounting principle	$(273,000)	$1,582,000
Cumulative effect of change in accounting principle		(2,438,000)

Net loss	$(273,000)	$(856,000)

Average number of common shares outstanding during the period	11,051,093	10,319,896
Add common share equivalents—options to purchase common shares and contingent shares(1)		1,659,805

Total	11,051,093	11,979,701

Amounts per basic common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.02)	$0.15
Cumulative effect of change in accounting principle		$(0.24)

Net loss	$(0.02)	$(0.08)

Amounts per diluted common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.02)	$0.13
Cumulative effect of change in accounting principle		$(0.20)

Net loss	$(0.02)	$(0.07)

(1)
Excluded from the March 31, 2001 calculation are 90,758 unexercised options as they are anti-dilutive.

QuickLinks

EXHIBIT 11.1